Exhibit n(3)
U.S. SMALL BUSINESS ADMINISTRATION
WASHINGTON, D.C. 20416
January 16, 2004
License No.: 04/04-0292
Mr. Garland S. Tucker
Mr. Tarlton H. Long
Mr. David Parker
Mr. Brent Burgess
Triangle Mezzanine Fund LLLP
3600 Glenwood Avenue, Suite 104
Raleigh, NC 27612
Dear Messrs. Tucker, Long, Parker and Burgess:
The U.S. Small Business Administration (“SBA”) has approved your company’s license application to operate as a Small Business Investment Company (“SBIC”) under the provisions of Section 301(c) of the Small Business Investment Act of 1958, as amended, effective September 11, 2003.
This approval does not constitute agreement by the SBA with any specific elements of the Licensee’s financial projections or assumptions. All financing and investing activities of the Licensee and all distributions shall be governed by the SBA regulations.
We are delighted to have you join the SBIC program. We look forward to working with you on behalf of America’s entrepreneurs, and the customers and communities they serve.

With kind regards,
/s/ Jeffrey D. Pierson
Jeffrey D. Pierson
Associate Administrator for Investment

SBA IS AN EQUAL OPPORTUNITY EMPLOYER AND PROVIDER